Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC Announces Business Strategy Change and

plan to declare a Common stock REVERSE stock SPLIT

- Strategic change includes expanding the nature and type of assets owned and operated -

- Expects to benefit from portfolio diversification and new revenue opportunities -

- Expects to generate greater growth and profitability by evolving business strategy -

New York, December 30, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced today that it intends to expand the scope of the assets and businesses the Company may own and operate. By investing in other asset types, the Company may generate income that does not otherwise constitute income that qualifies for purposes of qualifying as a Real Estate Investment Trust or (“REIT”). As a result, the Company expects to change its REIT election and become a taxable C corporation. The election if and when made, would be effective as of January 1, 2023.

“We are excited to expand the scope of NYC beyond Manhattan real estate, which we believe will allow us to diversify our revenue streams and pursue opportunities that may not have been previously available to us,” said Michael Weil, CEO of NYC. “While we continue to believe in the long-term necessity of New York City real estate, the pace of recovery of the office segment since the COVID outbreak remains challenged. Despite the resilient performance of our portfolio over the last two years, portfolio growth has been incremental, and we believe that we will be able to generate greater growth and profitability by evolving NYC’s business strategy.”

Additionally, NYC announced that its board approved a 1-for-8 reverse stock split pursuant to which each outstanding share of common stock will be converted into 0.125 shares of common stock (no fractional shares will be issued). The reverse stock split is expected to be effective at 5:00p.m. eastern time on January 11, 2023. Further, subject to executing necessary documents and board approval, the Company intends to launch a rights offering to raise additional capital from existing stockholders.

Strategic and Financial Rationale

•	Diversification May Offset Prolonged New York City Office Rebound: The pace of recovery in the New York City office market from the COVID-19 pandemic continues to be challenged as leasing and occupancy trends for the broader market have slowed, leading political, community, and business leaders to propose repositioning plans for New York City office assets.

•	Additional Capital Raising Opportunities: NYC can potentially raise additional capital from existing stockholders and, in the future, from a broader base of new investors which may not have been previously available to NYC, who seek companies with greater asset and business diversification and deploy potential proceeds in income generating ventures.

•	External Growth Opportunities: NYC believes that the Company may achieve external growth by expanding the scope of the assets and businesses the Company may own and operate.

•	Increased Diversification: By expanding the nature and type of assets NYC seeks to own and acquire, NYC can potentially reduce single asset class exposure and increase corporate flexibility and income generated.

•	Potential to Use Net Operating Loss Carryforwards: Even if NYC terminates it status as a REIT, the Company may be able to use existing or future net operating loss carryforwards to limit the tax on any future income.

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About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the anticipated benefits of the Company’s potential election to terminate its status as a REIT, (b) the anticipated benefits of the potential Reverse Stock Split, (c) the Company’s ability to launch the rights offering as expected, (d) whether stockholders of record will exercise their rights to purchase common stock and the amount subscribed, (e) whether the Company will be able to successfully acquire new assets or businesses , (f) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, (iii) inflationary conditions and higher interest rate environment, (g) the fact that we had to restate or revise certain of our historical financial statements and have identified a material weakness in our internal controls and (h) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022 and all other filings with the SEC after that date including but not limited to the Current Report on Form 8-K, Amendment number one to the Quarterly Report on Form 10-Q as of and for the period ended June 30, 2022 and the Quarterly Report on Form 10-Q as of and for the period ended September 30, 2022 all as filed on November 14, 2022 as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063

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